Exhibit 99.1

For Immediate Release August 3, 2011	Contact:	Stacy Frole	(419) 627-2227

CEDAR FAIR REPORTS INCREASED ATTENDANCE AND REVENUES IN SECOND QUARTER FOLLOWING RECORD YEAR IN 2010

▪	Net revenues increase 3% to $284.5 million in second quarter

▪	Attendance in July up 5%, or 314,000 visits

▪	Reaffirms guidance of full-year adjusted EBITDA in the range of $350 million to $370 million

▪	Company declares $0.12 quarterly distribution payable September 15th; says it is on track to pay $1.00 per unit in distributions in 2011

SANDUSKY, OHIO, August 3, 2011 - Cedar Fair Entertainment Company (NYSE: FUN), a leader in regional amusement parks, water parks and active entertainment, today announced results for the second quarter ended June 26, 2011, and discussed its strong attendance and revenue trends through July.
Second Quarter Results
Cedar Fair's net revenues for the second quarter increased $8.9 million to $284.5 million, up 3% from $275.6 million in the second quarter ended June 27, 2010. Net income for the current quarter was $4.7 million, or $0.08 per diluted limited partner unit, versus a net loss of $4.2 million, or $0.08 per diluted limited partner unit, for the same period in 2010.
Adjusted EBITDA, which management believes is a meaningful measure of the Company's park-level operating results, increased $3.8 million, or 4 percent, to $95.9 million, compared with $92.1 million during the same period last year. The increase in adjusted EBITDA is primarily attributable to the strong revenue and attendance trends experienced by the parks in the second quarter. See the attached table for a reconciliation of adjusted EBITDA to net income (loss).
“As we reach the calendar mid-point of 2011 - and proceed with our all-important summer season - we are certainly pleased with the continued momentum growing throughout our industry-leading properties,” said Dick Kinzel, Cedar Fair's chief executive officer. “During the second quarter, our parks entertained 6.7 million visitors, an increase of approximately 93,000 visitors compared with this time last year. The western region leads the way in increased attendance as these parks continue our innovative marketing campaigns which include a renewed focus on their respective season pass programs. Equally pleasing is the fact that

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2011 Second-Quarter Results
August 3, 2011

our average in-park guest per capita spending trends remain positive across all of our regions year-over-year.”
For the second quarter of 2011, average in-park guest per capita spending increased 1%, or $0.39, to $38.95 and out-of-park revenues increased 4% to $28.8 million compared with $27.8 million for the second quarter of 2010. "The strength of our operations and new offerings within our parks has allowed us to increase the average in-park guest per capita spending while increasing the mix of repeat customers through our season pass program," said Kinzel.
For the second quarter, costs and expenses decreased 2%, or $3.1 million, to $189.3 million from $192.4 million in 2010, the net result of a $761,000 increase in cost of food, merchandise and games, a $4.0 million increase in operating expenses and a $7.9 million decrease in selling, general and administrative costs. The 3% increase in operating expenses is primarily attributable to timing differences in maintenance costs and operating supplies through the first half of the year compared with this time last year, as well as higher seasonal wage costs. The timing variances in maintenance costs and operating supplies are expected to be offset in the third quarter of this year. The decrease in selling, general and administrative costs in the period principally reflects the impact of costs from the terminated merger and legal and other costs incurred on the Company's debt refinancing efforts during the second quarter of 2010. These prior year costs were somewhat offset by legal and professional costs incurred in the current period, including expenses and costs for SEC compliance matters related to multiple Special Meeting requests during the second quarter of 2011.
After depreciation, amortization and other non-cash costs, operating income for the second quarter of 2011 was $52.4 million, or a more than 35% increase, when compared with operating income of $37.8 million for the same period in 2010.
Interest expense for the second quarter in 2011 increased $9.4 million to $42.2 million compared with $32.8 million for the same period a year ago. The increase in interest expense is primarily due to higher interest-rates as a result of the July 2010 debt refinancing and February 2011 amendment to the credit agreement.
A tax provision of $3.8 million was recorded to account for publicly traded partnership taxes and the tax attributes of the Company's corporate subsidiaries during the second quarter of 2011, compared with a tax provision of $7.2 million in the same period a year ago. The year-over-year variation in the tax benefit recorded is primarily due to a lower estimated annual effective tax rate for the 2011 year, which was impacted by lower expected foreign taxes for 2011. Actual cash taxes paid or payable are estimated to be between $8 million to $10 million for the 2011 calendar year.

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2011 Second-Quarter Results
August 3, 2011

After interest expense, tax provision, and a minimal non-cash benefit to income for the net effect of swaps, the net income for the three months ended June 26, 2011 totaled $4.7 million, or $0.08 per diluted limited partner unit, compared with a net loss of $4.2 million, or $0.08 per unit in 2010.
Six-Month Results
Cedar Fair generated net revenues of $311.4 million for the six-months ended June 26, 2011 and a net loss of $80.0 million, or $1.45 per diluted limited partner unit. For the same period last year, the Company reported net revenues of $302.9 million and a net loss of $44.1 million, or $0.80 per diluted limited partner unit. The increase in net loss is due primarily to the lower estimated annual effective tax rate for the 2011 year and the seasonal impact of accounting for income taxes. The seasonal impact of this non-cash item will reverse in the third quarter.
For the first six-months of 2011, adjusted EBITDA decreased $2.8 million to $36.7 million from $39.5 million a year ago. The decline in adjusted EBITDA is primarily attributable to timing differences in maintenance expense and operating supplies which were incurred in the second quarter 2011 and are expected to be offset in the third quarter 2011. These costs were somewhat offset by the stronger year-over-year revenues.
Preliminary July Results Show Continued Growth
Based on preliminary July results, revenues during the first five weeks of the third quarter of 2011 were up 6%, or approximately $18 million, compared with the same period a year ago. This increase was largely due to a 5%, or 314,000 visit, increase in attendance, and an approximately $800,000 increase in out-of-park revenues. Over the same five-week period, average in-park guest per capita spending was up 2% from a year ago.
When factoring in these preliminary July results, revenues for the first seven months of the year were approximately $611 million compared with $587 million for the same period a year ago. This is a result of an increase in attendance to 13.8 million visitors compared with 13.4 million in 2010, an increase of 1% in average in-park guest per capita spending to approximately $39.58, and an increase in out-of-park revenues of $2 million to approximately $66 million, primarily due to increases in hotel occupancy.
“Through this past weekend, we continue to see strength in our season pass and group business along with our walk-up customers,” said Kinzel. “The increased attendance and guest per capita spending speaks to both the effectiveness of our innovative marketing campaigns, as well as the compelling entertainment value we provide our guests.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2011 Second-Quarter Results
August 3, 2011

Cash and Liquidity Remains Strong
“We ended the second quarter of 2011 in sound financial condition in terms of both liquidity and cash flow,” added Kinzel. As of June 26, 2011, the Company had $1.18 billion of variable-rate debt (before giving consideration to fixed-rate interest rate swaps), $399.8 million of fixed-rate debt and $85.0 million in borrowings under its revolving credit facilities. As of July 25, 2011 the revolving credit facility was fully repaid. Of the total term debt, $11.8 million is scheduled to mature within the next 12 months. The Company expects to pay cash interest costs of approximately $150 million in 2011. The Company expects cash interest costs to decrease to between $100 million and $115 million annually upon the expiration of several interest-rate swap agreements in October 2011 and February 2012.
Distribution Declaration
The Company's Board of Directors also announced today the declaration of a quarterly cash distribution of $0.12 per limited partner unit. The distribution will be paid on September 15, 2011, to holders of record as of September 6, 2011. Assuming results continue to meet expectations, the Company intends to pay $1.00 per unit in distributions in 2011 with a goal to increase distributions to $2.00 or more per unit in 2013.
Outlook
“While we have approximately 45% of our operating season still ahead of us, we feel very good about how the year is tracking thus far as we head into the next peak vacation month of August and into the fall season. WindSeeker, our 301-foot-tall swing ride, introduced at three of our largest properties, has received rave reviews from thrill seekers, while Planet Snoopy, new at Valleyfair, Dorney Park and Worlds of Fun, has been very popular with our younger guests. Dinosaurs Alive!, the world's largest collection of animatronic dinosaurs at Kings Island, is also proving to be another attraction that the whole family can enjoy. Given the strong and positive guest response to our 2011 capital programs, as well as our new pricing initiatives, we fully anticipate we will continue to attract families looking for entertainment closer to home,” said Kinzel. “Based on the strength of our preliminary results through July, we are reaffirming our full-year guidance of net revenues of $975 million to $1.0 billion and full-year adjusted EBITDA between $350 million and $370 million, which follows last year's record results.”

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2011 Second-Quarter Results
August 3, 2011

Conference Call
The Company will host a conference call with analysts today, August 3, 2011, at 2:00 p.m. Eastern Time, which will be web cast live in “listen only” mode via the Cedar Fair website (www.cedarfair.com). It will also be available for replay starting at approximately 5:00 p.m. ET, Wednesday, August 3, 2011, until 11:59 p.m. ET, Wednesday, August 17, 2011. In order to access the replay of the earnings call, please dial 1-877-870-5176 followed by the access code 4457373.
About Cedar Fair
Cedar Fair is a publicly traded partnership headquartered in Sandusky, Ohio, and one of the largest regional amusement-resort operators in the world. The Company owns and operates 11 amusement parks, six outdoor water parks, one indoor water park and five hotels. Amusement parks in the Company's northern region include two in Ohio: Cedar Point, consistently voted “Best Amusement Park in the World” in Amusement Today polls and Kings Island; as well as Canada's Wonderland, near Toronto; Dorney Park, PA; Valleyfair, MN; and Michigan's Adventure, MI. In the southern region are Kings Dominion, VA; Carowinds, NC; and Worlds of Fun, MO. Western parks in California include: Knott's Berry Farm; California's Great America; and Gilroy Gardens, which is managed under contract.
Forward-Looking Statements
Some of the statements contained in this news release constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995, including statements as to the Company's expectations, beliefs and strategies regarding the future. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer leisure time and spending, adverse weather conditions, unanticipated construction delays and other factors discussed from time to time by the Company in reports filed with the Securities and Exchange Commission (the “SEC”) could affect attendance at its parks and cause actual results to differ materially from the Company's expectations. Additional information on risk factors that may affect the business and financial results of the Company can be found in filings the Company has made with the SEC. The Company undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.
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(Tables Follow)

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2011 Second-Quarter Results
August 3, 2011

CEDAR FAIR, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit amounts)

	Three months ended		Six months ended		Twelve months ended
	6/26/2011	6/27/2010	6/26/2011	6/27/2010	6/26/2011	6/27/2010
Net revenues:
Admissions	$160,619	$156,507	$171,231	$167,471	$572,522	$539,422
Food, merchandise and games	103,989	100,852	115,771	112,762	340,365	321,667
Accommodations and other	19,882	18,228	24,357	22,670	73,161	67,297
	284,490	275,587	311,359	302,903	986,048	928,386
Costs and expenses:
Cost of food, merchandise and games revenues	27,111	26,350	31,223	30,231	87,611	86,413
Operating expenses	124,978	120,939	190,106	183,691	417,817	407,297
Selling, general and administrative	37,233	45,141	58,148	62,492	129,657	139,877
Depreciation and amortization	42,764	43,989	46,554	47,878	125,472	133,432
Loss on impairment of goodwill and other intangibles	—	1,390	—	1,390	903	5,890
Loss on impairment / retirement of fixed assets, net	—	—	196	—	62,948	214
Gain on sale of other assets	—	—	—	—	—	(23,098)
	232,086	237,809	326,227	325,682	824,408	750,025
Operating income (loss)	52,404	37,778	(14,868)	(22,779)	161,640	178,361
Interest expense	42,185	32,785	83,297	62,399	171,183	127,294
Net effect of swaps	(1,432)	2,034	455	9,609	9,040	18,779
Loss on early debt extinguishment	—	—	—	—	35,289	—
Unrealized/realized foreign currency (gain) loss	3,043	19	(3,845)	(4)	(24,404)	623
Other (income) expense	177	(3)	1,085	(38)	(31)	800
Income (loss) before taxes	8,431	2,943	(95,860)	(94,745)	(29,437)	30,865
Provision (benefit) for taxes	3,765	7,158	(15,834)	(50,597)	38,008	(6,309)
Net income (loss)	4,666	(4,215)	(80,026)	(44,148)	(67,445)	37,174
Net income (loss) allocated to general partner	—	—	(1)	—	(1)	—
Net income (loss) allocated to limited partners	$4,666	$(4,215)	$(80,025)	$(44,148)	$(67,444)	$37,174
Basic earnings per limited partner unit:
Weighted average limited partner units outstanding	55,346	55,324	55,341	55,266	55,338	55,254
Net income (loss) per limited partner unit	$0.08	$(0.08)	$(1.45)	$(0.80)	$(1.22)	$0.67
Diluted earnings per limited partner unit:
Weighted average limited partner units outstanding	55,825	55,324	55,341	55,266	55,338	55,841
Net income (loss) per limited partner unit	$0.08	$(0.08)	$(1.45)	$(0.80)	$(1.22)	$0.67

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233

Cedar Fair Announces Strong 2011 Second-Quarter Results
August 3, 2011

CEDAR FAIR, L.P.
UNAUDITED BALANCE SHEET DATA
SECOND QUARTER

(In thousands)	6/26/2011	6/27/2010
Cash and cash equivalents	$35,679	$23,930
Total assets	$2,173,732	$2,260,856
Long-Term Debt, including current maturities:
Revolving credit loans	$85,000	$197,000
Term debt	1,177,050	1,496,161
Notes	399,756	—
	$1,661,806	$1,693,161
Total partners' equity	$52,207	$110,238

CEDAR FAIR, L.P.
RECONCILIATION OF ADJUSTED EBITDA
SECOND QUARTER
(unaudited)

	Three months ended		Six months ended		Twelve months ended
	6/26/2011	6/27/2010	6/26/2011	6/27/2010	6/26/2011	6/27/2010
	(In thousands )
Net income (loss)	$4,666	$(4,215)	$(80,026)	$(44,148)	$(67,445)	$37,174
Interest expense	42,185	32,785	83,297	62,399	171,183	127,294
Interest income	(7)	(3)	(88)	(38)	(1,204)	(59)
Provision (benefit) for taxes	3,765	7,158	(15,834)	(50,597)	38,008	(6,309)
Depreciation and amortization	42,764	43,989	46,554	47,878	125,472	133,432
EBITDA	93,373	79,714	33,903	15,494	266,014	291,532
Loss on early extinguishment of debt	—	—	—	—	35,289	—
Net effect of swaps	(1,432)	2,034	455	9,609	9,040	18,779
Unrealized foreign currency (gain) loss on Notes	2,831	—	(4,090)	—	(21,554)	—
Non-cash option expense (income)	—	—	(228)	(10)	(307)	(495)
Loss on impairment of goodwill and other intangibles	—	1,390	—	1,390	903	5,890
Loss on impairment/retirement of fixed assets, net	—	—	196	—	62,948	214
Gain on sale of other assets	—	—	—	—	—	(23,098)
Terminated merger costs	80	6,442	80	10,267	188	15,886
Refinancing costs	161	2,517	1,150	2,517	(1,367)	2,517
Licensing dispute settlement costs	—	—	—	—	—	1,980
Class action settlement costs	—	—	—	276	—	9,754
Other non-recurring items (as defined)	847	—	5,271	—	5,271	—
Adjusted EBITDA (a)	$95,860	$92,097	$36,737	$39,543	$356,425	$322,959

(a)
Adjusted EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Amended 2010 Credit Agreement. The Company believes adjusted EBITDA is a meaningful measure of park-level operating profitability. Adjusted EBITDA is not a measurement of operating performance computed in accordance with generally accepted accounting principles and is not intended to be a substitute for operating income, net income, or cash flow from operating activities, as defined under generally accepted accounting principles. In addition, adjusted EBITDA may not be comparable to similarly titled measures of other companies.

This news release and prior releases are available on the Cedar Fair website at www.cedarfair.com

Cedar Fair Entertainment Company - One Cedar Point Drive, Sandusky, Ohio 44870-5259 419-627-2233